This CONSULTING AGREEMENT dated effective the 15th day of May, 2004, is between, GOLDEN PATRIOT, CORP. of Suite 1205, 789 West Pender  Street Vancouver, B.C., V6C 1H2  (the "Company"), and Sean Meegan, of  11311 Roberts Road, Winfield, B.C., V4V 1L5 (the “Consultant”).

In consideration of the premises and the mutual covenants and agreements hereinafter set forth, IT IS AGREED as follows:

1.

The Consultant has represented to the Company that it has the technical, business or management expertise to provide promotional and investor relations services to the Company (the “Services”).

2.

The Company hereby retains the Consultant to provide the Services to the Company on a month to month term unless extended or terminated earlier as hereinafter provided (the “Term”).

3.

During the Term, the Consultant shall diligently and faithfully devote the time, effort and ability to the Company’s affairs and business necessary to perform the Services under this Agreement.

4.

In consideration for the provision of the Services, the Company shall pay the Consultant a fee in the amount of CAD$3,500 per month (including GST), $1,750 will be paid on the 1st and 15th of each month for Services to be rendered during the Term.

5.

The Company is aware that the Consultant also provides services to other companies and that these other companies will require a certain portion of the Consultant’s time.

6.

This contract may be terminated at any time by either party on seven (7) days written notice to the other party.

7.

The Consultant shall not, either prior to, during or after the Term, disclose to any person, nor make use of, any information whatsoever relating to the Company, its business, policies, leads, shareholder information, methods or information which he/she shall have acquired in any manner.

8.

The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the prior written consent of the Company.

9.

The Consultant shall and herby does indemnify the Company and holds the Company harmless from and against any and all claims for or regarding any and all misrepresentations, omissions or other  inaccuracies  specified in any information provided by the Consultant regarding the Company.

10.

If any provision, word or clause of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining provisions which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal, invalid or unenforceable provision.

11.

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the Courts of such Province.

12.

The Company and the Consultant each represent to the other that they have read this Agreement, that they have sought and obtained independent legal advice with respect to the contents hereof and that they fully understand the terms and legal effect of this Agreement.

GOLDEN PATRIOT, CORP.

CONSULTANT

/s/ David Derby

/s/ Sean Meegan

Per:

Per:

Authorized Signatory

Sean Meegan